TOR Minerals International, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

                Our Company’s reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees.  To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Business Conduct and Ethics has been adopted by our Board of Directors. This Code of Conduct is only one aspect of our commitment. You must also be familiar with and comply with all other policies contained in our employee policy handbook.

                This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and employees are held.  These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it in writing to the President of the Company who will review the situation and take appropriate action in keeping with this Code, our other corporate policies and the applicable law.  If your concern relates to the President, you should submit your concern, in writing, to the Company’s General Counsel.  The mailing address of each of those individuals is included at the end of this Code.

                Those who violate the standards set out in this Code will be subject to disciplinary action.

1.                   Scope

If you are a director, officer or employee of the Company or any of its subsidiaries, you are subject to this Code.

2.                   Honest and Ethical Conduct

We, as a Company, require honest and ethical conduct from everyone subject to this Code.  Each of you has a responsibility to all other directors, officers and employees of our Company, and to our Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated and otherwise to conduct yourself in a manner that meets with our ethical and legal standards.

3.                   Compliance with Laws, Rules and Regulations

                You are required to comply with all applicable governmental laws, rules and regulations, both in letter and in spirit.  Although you are not expected to know the details of all the applicable laws, rules and regulations, we expect you to seek advice from our Company's General Counsel if you have any questions about whether the requirement applies to the situation or what conduct may be required to comply with any law, rule or regulation.

4.             Conflicts of Interest

                You must handle in an ethical manner any actual or apparent conflict of interest between your personal and business relationships.  Conflicts of interest are prohibited as a matter of policy.  A "conflict of interest" exists when a person's private interest interferes in any way with the interests of our Company.  For example, a conflict situation arises if you take actions or have interests that interfere with your ability to perform your work for our Company objectively and effectively.  Conflicts of interest also may arise if you, or a member of your family, receive an improper personal benefit as a result of your position with our Company.

If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to our Company’s General Counsel or President.

                Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. The following standards apply to certain common situations where potential conflicts of interest may arise:

A.            Gifts and Entertainment

Personal gifts and entertainment offered by persons doing business with our Company may be accepted when offered in the ordinary and normal course of the business relationship.  However, the frequency and cost of any such gifts or entertainment may not be sufficient such that your ability to exercise independent judgment on behalf of our Company might be or may appear to be compromised.   For example, a modest gift, a business lunch or dinner are appropriate.  Accepting an offer for an expensive, customer paid vacation is not appropriate.

B.            Financial Interests In Other Organizations

The determination whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case.  Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of, our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised.  As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the organization in question; and (3) represents less than 5% of your net worth.  Other interests also may not be improper, depending on the circumstances.

C.            Outside Business Activities

The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case.  Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper.  However, if those activities are likely to take substantial time from or otherwise conflict with your responsibilities to our Company, you should obtain prior approval from your supervisor.  Other outside associations or activities in which you may be involved are likely to be viewed as improper only if they would interfere with your ability to devote proper time and attention to your responsibilities to our Company or if your involvement is with another Company with which our Company does business or competes.  For a director, employment or affiliation with a Company with which our Company does business or competes must be fully disclosed to the Board of Directors and must satisfy any other standards established by applicable law, rule or regulation of the NASDAQ Stock Market and the SEC and any other corporate governance guidelines that our Company may establish.

D.            Indirect Violations

You should not indirectly, through a spouse, family member, affiliate, friend, partner, or associate, have any interest or engage in any activity that would violate this Code if you directly had the interest or engaged in the activity.  Any such relationship should be fully disclosed to our Company’s General Counsel or President or the Board of Directors if you are a director of our Company, who will make a determination whether the relationship is inappropriate, based upon the standards set forth in this Code.

5.             Corporate Opportunities

                You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of corporate property, information or position, unless the Board of Directors has declined to pursue the opportunity.  You may not use corporate property, information, or position for personal gain, or to compete with our Company directly.  You owe a duty to our Company to advance its legitimate interests whenever the opportunity to do so arises.

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6.             Fair Dealing2

                You should endeavor to deal fairly with our Company’s suppliers, competitors and employees and with other persons with whom our Company does business.  You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7.             Public Disclosures

                It is our Company’s policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Company.

8.             Confidentiality

                You should maintain the confidentiality of all confidential information entrusted to you by our Company or by persons with whom our Company does business, except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors of, or harmful to, our Company or persons with whom our Company does business, if disclosed.

9.             Securities Laws

                The Company has a commitment to comply with the federal and state securities laws and regulations which include the rules on so-called “insider” information.  In the course of business operations, Company Personnel or others may become aware of material nonpublic information relating to business matters.  Under securities laws any person who is aware of material nonpublic information is prohibited from trading in the Company’s securities on the basis of such information.  In addition, under Company policy, all Company Personnel (including other persons who are closely related to a Member of Company Personnel) are prohibited from trading in the Company’s securities on the basis of such material nonpublic information.  Any questions should be directed to the Company’s President and/or Corporate Secretary.   If any Member of Company Personnel becomes aware of material nonpublic information relating to the Company’s business or relating to firms with which the Company is negotiating or competing, the law prevents such person from buying or selling shares or other securities of the Company or such firms or disclosing such information except to the extent permitted by applicable law until such information has been disclosed to the public and the market has had an adequate opportunity to absorb the information.

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10.          Protection and Proper Use of Company Assets

You should protect our Company’s assets and promote their efficient use.  Theft, carelessness, and waste have a direct impact on our Company’s profitability.  All corporate assets should be used for legitimate business purposes. The obligation of employees to protect the Company's assets includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.  Each key employee must sign a secrecy agreement designed to protect the company’s intellectual property should that employee leave the employment of TOR Minerals International.

11.          Interpretations and Waivers of the Code of Business Conduct and Ethics

                If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to our Company's General Counsel or President or the Board of Directors if you are a director, who will make a determination first, whether a waiver of this Code is required and second, if required, whether a waiver will be granted.  You may be required to agree to conditions before a waiver or a continuing waiver is granted.  However, any waiver of this Code for an executive officer or director may be made only by the Board of Directors and will be promptly disclosed to the extent required by applicable law, rule or regulation of the NASDAQ Stock Market and the SEC.

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12.          Reporting of Violations

                Any Member of Company Personnel who believes a violation of the Code has occurred, or may occur, should report that to his/her supervisor for appropriate corrective action as may be required.  As appropriate, the supervisor will involve the Company’s President and/or the Company’s outside General Counsel.  In the alternative, or if the matter is not resolved promptly, any Member of Company Personnel may report such violation or suspected violation immediately as follows:

Contact the chairman of the Audit Committee at 361/883-1871 and/or 361/888-8413 the Company’s General Counsel

When there is a doubt as to the lawfulness of any past or proposed activity or whether a Code violation may have occurred, it is the Company’s policy for Company Personnel first to direct their concerns to their supervisor or President before involving an outside entity.  By doing this, the Company will have the opportunity to investigate and, if necessary, correct the situation without having to involve a governmental or other outside organization in cases where it may be unnecessary to do so.

All reported violations of the Code will be treated confidentially to the extent reasonable and possible under the circumstances and it will be the President’s responsibility to coordinate investigation of suspected Code violations in coordination with the General Counsel and the Audit Committee.  It is important that Company Personnel do not conduct their own preliminary investigations, since that could adversely affect the Company’s ability to make a clear determination of the facts.

13.          Compliance Standards/ Procedures and Disciplinary Actions

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation.  Its contents have to be viewed within the framework of our Company’s other policies, practices, instructions and the requirements of the law.  This Code is in addition to other policies, practices or instructions of our Company that must be observed.  Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

In some situations, it is difficult to know right from wrong.  Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion:

(a)                 Determine if you know all the facts.

(b)                 Identify exactly what it is that concerns you.

(c)                 Discuss the problem with a supervisor or, if you are a director, the Company's General Counsel.

(d)                 Seek help from other resources such as other management personnel or our Company’s General Counsel.

(e)                 Seek guidance before taking any action that you believe may be unethical or dishonest.

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You will be governed by the following compliance standards:

                •               You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

                •               If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

                •               No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

                •               Any attempt by you to induce another director, officer or employee of our Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

                •               Any retaliation or threat of retaliation against any director, officer or employee of our Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and our Whistleblower Policy and may be a violation of law; and

                •               Our Company expects that every reported violation of this Code will be investigated.

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The following actions by any Company Personnel will result in disciplinary measures being taken by the Company:

  Violation of the Code

  Knowingly authorizing or participating in actions which are in violation of the Code.

  Failing to report a violation of the Code or withholding relevant and material information concerning such a violation of which any Member of Company Personnel becomes aware.

  Retaliating, directly or indirectly, or encouraging others to do so, against an individual who reports a violation of the Code.

  Reporting information which is known or suspected by the reporting person to be untrue.

Disciplinary action may include any one or more of the following, not necessarily in the order shown:

  A warning

  A written reprimand (to be noted in individual’s personnel file).

  Probation

  Temporary suspension

  Discharge

  Required reimbursement of losses or damages

  Referral for criminal prosecution or civil action.

Disciplinary action will be taken against:

  Company Personnel who willfully violate the standards described in this Code.

  Any Member of Company Personnel who deliberately withholds relevant information concerning a violation of this Code.

  Any Manager or supervisor of a violator, to the extent that the circumstances of the violation occurred with the knowledge of acquiescence of the supervisor.

  Any supervisor or Company Personnel who retaliates (or encourages others to do so) against any person who reports a violation of the Code.

14.          Reservation of Rights

                The Company’s Code is not intended to confer any special rights or privileges upon specific individuals, provide greater or lesser rights under applicable law or entitle any person to remain employed by the Company.   The guidelines and procedures set forth herein should not be interpreted as altering the at-will employment relationship between the Company and its employees and do not constitute an employment relationship between the Company and its employees and do not constitute an employment contract.   This Code is not a contract, and the Company reserves the right to change, modify, suspend, interpret or eliminate any provision in this Code, retroactively or prospectively, at any time, with or without notice.

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This Code is for the benefit of our Company, and no other person is entitled to enforce this Code.  This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

The names, addresses, telephone numbers, facsimile numbers and e-mail addresses of the General Counsel and President of our Company are set forth below:

President & CEO	General Counsel
Richard L. Bowers TOR Minerals International P. O. Box 2544 Corpus Christi, TX 78403 361/883-5591 Ext. 47	Lance K. Bruun American Bank Plaza 711 North Carancahua, Suite 802 Corpus Christi, TX 78475 361/888-8413

Adopted by Resolution of the Board of Directors

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